[THE LEBRECHT GROUP, APLC LETTERHEAD]


                                 October 2, 2002


Worldwide  Medical  Corporation
13  Spectrum  Pointe  Drive
Lake  Forest,  CA  92630

Ladies  and  Gentlemen:

     You have requested our opinion as counsel for Worldwide Medical Corporation, a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 500,000 shares of Company common stock issuable under the Worldwide Medical Corporation, Inc. 2001 Stock Plan, and up to 750,000 shares of common stock issuable to its employees, officers, directors and legal counsel of the Company.

     We have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about October 2, 2002 (the "Registration Statement"). We further have examined the Certificate of Incorporation, Bylaws, and applicable minutes of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, we are of the opinion that, upon issuance and sale in the manner described in the Registration Statement, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Sincerely,

                         /s/  The  Lebrecht  Group,  APLC
                         --------------------------------
                         The  Lebrecht  Group,  APLC